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                                                                      EXHIBIT 21

                                  SIMULA, INC.
                                 SUBSIDIARY LIST



     1.     Simula Holdings, Inc.

     2.     Simula Transportation Equipment Corporation

     3.     Simula Government Products, Inc.

     4.     Simula Technologies, Inc.

     5.     Airline Interiors, Inc.

     6.     Coach & Car Equipment Corporation

     7.     Artcraft Industries Corp.

     8.     Safety Equipment, Inc.

     9.     Sedona Scientific, Inc.

    10.     International Center for Safety Education, Inc.

    11.     ViaTech, Inc.

    12.     Intaero, Limited

    13.     Simula Automotive Safety Devices, Inc.

    14.     Simula Automotive Safety Devices, Limited

    15.     Simula Protective Systems, Limited